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                                                                  EXHIBIT 99.1

Omega Environmental, Inc.
Debtor in Possession Case #  97-06084
January 31, 1999 Financial Reporting Information


Notes to Financial Statement Information

Basis of Presentation
The financial statement information presented is unaudited and does not comply with generally accepted accounting principles. Additionally, significant estimates were used in the preparation of this financial statement information and actual results may vary significantly from these estimates.

BNY Financial Corporation
As of January 31, 1999, the Company's borrowings from BNY Financial Corporation ("BNYFC") were $22,599,213. On February 9, 1999, the Company successfully negotiated with BNYFC for continuance of debtor-in-possession financing through June 30, 1999.

Costs and Earnings in Excess of Billing
The asset, "Costs and earnings in excess of billings" recorded on the Environmental Services Division's balance sheet, represents estimated revenues recognized in excess of amounts billed using the percentage of completion method of contract accounting. In the past, as projects were completed and billed significant write-offs of this asset were recorded in excess of reserves provided. Management believes that as a result of improvements in project management and time charging practices no material write-offs in excess of the normal allocated reserves will be required in the future.

Accounts Receivable
Accounts receivable recorded on the Environmental Services Division's balance sheet are primarily due from various State reimbursement programs for clean up of leaking underground storage tanks. The collection period for these receivables frequently exceeds 180 days. Due to the significant amount of time required to collect these receivables, management is continually analyzing the collectability of these accounts and estimated bad debts may be significantly in excess of established reserves. The results of this analysis are not complete at this time due to the lengthy collection time frame, and any adjustment may have a material adverse effect on the financial statements.

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Accounts receivable recorded on the Discontinued Operation's balance sheet represents amounts recorded as due from customers of the company's discontinued construction business. The amounts ultimately collected by the company will be significantly less than net recorded amounts in part because of set-offs, liens, bonding issues and customer disputes which may result in refusal to pay receivable amounts or require payment or set-off of pre-petition liabilities and claims. The amount ultimately collectible is not determinable at this time.

Accounts receivable recorded on the Corporate balance sheet of $143,000 represents funds held in escrow at Debtor's Bankruptcy Counsel as a result of the Petroleum Services Division (PSD) Houston branch asset sale in December 1998. The funds are held in escrow pending determination of the amount of the tax lien asserted by Texas tax authorities.

Property and Equipment
Property and Equipment recorded on Petroleum Services Division's balance sheet decreased $445,164 in December 1998 due to the sale of the Houston branch. Loss on sale of Houston assets totaled $331,087 in December 1998.

Prepaid Assets
Prepaid assets recorded on Corporate's balance sheet decreased $240,744 in December 1998 due in large part to a write-off of an expected worker's compensation refund which the bankruptcy court allowed to be set off against prepetition liabilities to the insurance carrier. The corresponding expense is recorded in Other Expense on the income statement. The company has appealed the bankruptcy court ruling.

Pre-Petition Construction Claims
Pre-Petition Construction Claims recorded on Discontinued Operation's balance sheet decreased $404,000 in December 1998 due to a revision in the estimated liability owed to the Company's surety.